Exhibit 99.1

PRESS RELEASE

TODAY’S DATE:

April 15, 2004

RELEASE DATE:

Immediate

(Nasdaq: PNTE)

POINTE FINANCIAL CORPORATION REPORTS

RESULTS FOR FIRST QUARTER OF 2004

BOCA RATON, FLORIDA - April 15, 2004 - Pointe Financial Corporation reported consolidated net earnings for the first quarter ended March 31, 2004 of $863,000, or earnings per share of $.38 basic and $.37 diluted compared to net earnings of $461,000, or $.21 basic and diluted earnings per share for the comparable period in 2003. The improvement in the Company’s net earnings is attributed to an increase in net interest income and to a lesser extent the profit received from the sale of a closed branch office. Net interest income for the period ended at $3.676 million as compared to the $3.054 million for the same period in 2003, increasing $622,000 or 20.4%. The Company’s net interest margin increased to 4.48% as compared to the reported 3.94% during the comparable period in 2003.

Pointe Financial’s total consolidated assets at March 31, 2004 were $373.9 million, as compared to $348.7 million at December 31, 2003, an increase of $25.2 million, or 7.2%. The Company’s total loans outstanding increased to $257.1 million, an increase of $3.7 million, or 1.4%, from $253.4 million reported at December 31, 2003. The Company’s investments in securities ended the quarter at $68.5 million as compared to $69.3 million at December 31, 2003, a decrease of $812,000, or 1.2%. The Company’s total deposits ended the quarter at $286.8 million as compared to $263.9 million reported at December 31, 2003, an increase of $22.9 million, or 8.7%. The majority of the increase in deposits continues to be in the lower costing interest-bearing transaction accounts, increasing by more than $16.4 million from December 31, 2003. During the quarter, the Company’s average earning assets grew by $13.1 million as compared to the $5.4 million increase in average costing liabilities. The Company’s stockholders equity at March 31, 2004 was $36.0 million, equating to a book value of $15.93 per share.

Pointe Financial Corporation’s subsidiary, Pointe Bank, operates nine full service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties.

This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company’s assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company’s newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and polices affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company’s filings with the Securities and Exchange Commission.

For further information contact: R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.

POINTE FINANCIAL CORPORATION

RESULTS FOR 1ST QUARTER 2004

SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS,EXCEPT PER SHARE AMOUNTS)

	MAR 31 2004	DEC 31 2003	MAR 31 2003	% CHANGE MAR 31 2004-2003	% CHANGE DEC 31/2003 MAR 31/2004
	(unaudited)	(audited)	(unaudited)
STATEMENT OF CONDITION - SUMMARY

TOTAL ASSETS	373,890	348,714	332,783	12.4%	7.2%
LOANS, NET OF ALLOWANCE	257,089	253,415	216,247	18.9%	1.5%
ALLOWANCE FOR LOAN LOSSES	3,550	3,441	3,371	5.3%	3.2%
OTHER INTEREST BEARING ASSETS	27,066	602	17,397	55.6%	4396.0%
SECURITIES	68,532	69,344	75,727	-9.5%	-1.2%
DEPOSITS	286,766	263,866	248,961	15.2%	8.7%
TIME DEPOSITS	77,298	75,535	88,624	-12.8%	2.3%
OTHER BORROWINGS	46,971	45,925	45,345	3.6%	2.3%
STOCKHOLDERS' EQUITY	36,006	34,917	33,248	8.3%	3.1%
BOOK VALUE PER SHARE	$15.93	$15.50	$14.92	6.8%	2.8%
TANGIBLE BOOK VALUE PER SHARE	$14.64	$14.18	$13.51	8.4%	3.2%

AVERAGE BALANCES

Loans	256,177	233,521	215,547
Securities	67,794	69,582	68,845
Other Earning Assets	4,577	12,314	25,484
Total Assets	348,878	333,636	326,627

Demand Deposits	66,569	58,681	51,121
Savings and NOW Deposits	33,716	27,616	25,116
Money Market Deposits	84,408	79,711	77,828
Time Deposits	73,942	82,100	88,393
Other Borrowings	50,393	47,628	47,897
Non-interest bearing Liabilities	4,498	4,292	3,542
StockHolders' Equity	35,352	33,608	32,730

	THREE MONTHS ENDED
	MAR 31 2004	MAR 31 2003	% CHANGE 04 TO 03
EARNINGS SUMMARY

NET INTEREST INCOME	3,676	3,054	20.4%
PROVISION FOR LOAN LOSS	100	(100)	-200.0%
NON INTEREST INCOME	1,005	733	37.1%
NON INTEREST EXPENSE	3,330	3,230	3.1%
EXTRAORDINARY ITEM	0	0	0.0%
NET INCOME	863	461	87.2%

AVERAGE SHARES OUTSTANDING	2,258,786	2,196,227	2.9%
AVERAGE DILUTED SHARES OUTSTANDING	2,359,725	2,239,684	5.4%
BASIC EARNINGS PER SHARE	$0.38	$0.21	81.0%
DILUTED EARNINGS PER SHARE	$0.37	$0.21	76.19%

			THREE MONTHS ENDED MAR 31
			2004	2003
SELECTED RATIO'S

NET INCOME TO:
AVERAGE ASSETS			0.99%	0.56%
AVERAGE EQUITY			9.76%	5.63%
NET INTEREST INCOME TO AVERAGE INTEREST EARNING ASSETS			4.48%	3.94%
INTEREST RATE SPREAD			4.07%	3.45%
NON INTEREST INCOME TO AVERAGE ASSETS			1.15%	0.90%
NON INTEREST EXPENSE TO AVERAGE ASSETS			3.82%	3.96%

RATIO OF AVERAGE INTEREST-EARNING ASSETS TO AVERAGE INTEREST- BEARING LIABILITIES			1.36	1.30

NONPERFORMING LOANS AND REO TO TOTAL ASSETS AT END OF PERIOD			0.22%	0.07%
RESERVES AS A PERCENTAGE OF NONPERFORMING LOANS AND REO			425.66%	1459.74%
LOAN LOSS RESERVE RATIO			1.36%	1.54%
TIER I CAPITAL TO TOTAL ASSETS – LEVERAGE RATIO			9.63%	9.99%